Exhibit 99
Southcoast Financial Corporation
News Release
Southcoast Announces Nine Months Earnings

Mt. Pleasant, S.C., October 15, 2012 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced unaudited net income of $2,590,000, or $.49 per basic share, for the nine months ended September 30, 2012. This compares to an unaudited net loss of $11,678,000, or $2.21 per basic share, for the nine months ended September 30, 2011.  The per share amounts are based on 5,326,552 basic average shares compared to 5,280,533 basic average shares for the nine months ended September 30, 2011.

The ratio of nonperforming assets to total assets improved from 7.40% as of December 31, 2011 to 5.08% as of September 30, 2012.  The allowance for loan losses as a percentage of loans was 2.59% as of September 30, 2012, compared to 3.34% as of December 31, 2011.  The allowance for loan losses as a percentage of total non-performing loans totaled 62.7% as of September 30, 2012, compared to 47.9% as of December 31, 2011.

“The 2012 results were benefited by the reduction in our loan loss provision and expenses associated with other real estate owned, both of which were the result of lower nonperforming assets as compared to the same period of 2011, and increases in the net interest margin and core earnings,” said L. Wayne Pearson, Chairman and Chief Executive Officer.  “While we continue to work diligently on our non-performing assets, we also continue to focus on improving our profitable core business and maintaining strong capital levels.”

The nine months ended September 30, 2011 loss included a $6,623,000 provision for loan losses and $4,397,000 of income tax expense related to a write down of the Company’s deferred tax asset. The provision for loan losses for the first nine months of 2012 was $880,000 and there was no deferred tax write-down.

Net interest income for the first nine months of 2012 increased $500,000 to $9,880,000 from $9,380,000 for the same period of 2011. The reduction in interest income, which was due to the decrease in average earning assets and the reduction of yield in those assets, was completely offset by the reduction of interest cost as existing liabilities were repriced. The Company’s annualized net interest margin improved by 36 basis points to 3.51% for the nine months of 2012 from 3.15% for the same period of 2011, due to the significant reduction in our cost of funds.

Non-interest income increased to $2,550,000 for the first nine months of 2012 from $2,179,000 for the same period of 2011, primarily due to a $124,000 gain on the sale of fixed assets, increased deposit fees of $115,000, and $161,000 of increased fees on loans sold.

Non-interest expense levels decreased by $3,260,000 to $8,957,000 for the first nine months of 2012 from $12,217,000 for the same period of 2011. Reductions in other real estate related impairments and expenses net of rental income and gains on sale accounted for $2,861,000 of the decrease. Operating expenses associated with FDIC insurance, computer software and foreclosure expenses decreased another $199,000.

For the quarter ended September 30, 2012, net income was $844,000, or $.16 per basic share. This compares to a net loss of $2,971,000, or $.56 per basic share, for the quarter ended September 30, 2011.  The net income/loss per share is based on 5,336,446 basic average shares for the quarter ended September 30, 2012, compared to 5,290,429 basic average shares for the same period of 2011. The additional provision for loan losses and the deferred tax write down in 2011 are the main reasons for the fluctuation in the earnings for the quarters.

Total assets as of September 30, 2012 were $442.0 million compared to $427.5 million as of December 31, 2011, an increase of 3.4%. Loans, excluding loans held for sale, increased to $325.0 million, up 1.7% from $319.7 million as of December 31, 2011. Deposits as of September 30, 2012 increased 3.1% to $325.8 million, brokered and wholesale certificates of deposit as of September 30, 2012 totaled $22,047,000, down 48.6% from the December 31, 2011 total of $42,898,000 as the Company continued to reduce non-core funding.

The subsidiary bank’s capital position as of September 30, 2012 remains in excess of the well-capitalized requirements under the regulatory framework for prompt corrective action, with tier 1 capital to average assets of 9.66%.  “We continue to be encouraged by the future direction of our Company given our capital strength, the reduction in non-performing assets and our continued improvement in the net interest margin,” concluded Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	September 30	December 31
	2012	2011
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$26,875	$18,037
Investments	51,643	52,755
Loans held for sale	721	995
Loans	325,029	319,740
Less: Allowance for loan losses	8,427	10,692

Net loans	316,602	309,048
Fixed assets	21,838	21,977
Other assets	24,282	24,709

Total Assets	$441,961	$427,521

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$41,488	$34,120
Interest bearing	284,288	282,027

Total deposits	325,776	316,147
Other borrowings	68,535	66,850
Other liabilities	3,747	3,402
Junior subordinated debentures	10,310	10,310

Total liabilities	408,368	396,709

Shareholders' Equity
Common Stock	54,437	54,382
Retained Deficit and Accumulated Other Comprehensive Loss	(20,844)	(23,570)

Total shareholders' equity	33,593	30,812

Total Liabilities and
Shareholders' equity	$441,961	$427,521

Southcoast Financial Corporation
Consolidated Income Statements
(Dollars in thousands, except earnings per share)

	Nine Months Ended		Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$12,632	$12,983	$4,255	$4,018
Interest on investments	971	1,552	320	455
Interest on Fed funds sold	23	26	7	8

Total interest income	13,626	14,561	4,582	4,481

Interest expense	3,746	5,181	1,183	1,669

Net interest income	9,880	9,380	3,399	2,812
Provision for loan losses	880	6,623	450	2,980

Net interest income after provision	9,000	2,757	2,949	(168)

Noninterest income	2,550	2,179	1,019	524

Total operating income	11,550	4,936	3,968	356

Noninterest expense
Salaries and benefits	4,870	5,044	1,639	1,665
Occupancy and equipment	2,132	2,094	656	696
Other expenses	1,955	5,079	865	1,380

Total noninterest expense	8,957	12,217	3,160	3,741

Income(loss) before taxes	2,593	(7,281)	808	(3,385)

Income tax expense(benefit)	3	4,397	(36)	(414)

Net income(loss)	$2,590	(11,678)	$844	(2,971)

Basic net income(loss) per share	$0.49	$(2.21)	$0.16	$(0.56)

Diluted net income(loss) per share	$0.49	$(2.21)	$0.16	$(0.56)

Average number of shares
Basic	5,326,552	5,280,533	5,336,446	5,290,429
Diluted	5,326,552	5,280,533	5,336,446	5,290,429

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	September 2012	September 2011
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,399	$2,812
Provision for loan losses	450	2,980
Noninterest income	1,019	524
Noninterest expenses	3,160	3,741
Net income(loss)	844	(2,971)

PER SHARE DATA
Net income(loss) per share
Basic	$0.16	$(0.56)
Diluted	$0.16	$(0.56)

BALANCE SHEET DATA
Total assets	$441,961	$444,414
Total deposits	325,776	330,279
Total loans (net)	316,602	315,514
Investment securities	51,643	66,143
Other borrowings	68,535	64,359
Junior subordinated debentures	10,310	10,310
Shareholders' equity	33,593	35,902

Average shares outstanding
Basic	5,336,446	5,290,429
Diluted	5,336,446	5,290,429

Book value per share	$6.30	$6.80

Key ratios

Equity to asset ratio	7.60%	8.08%
Nonperforming assets to assets^	5.08%	6.71%
Reserve to loans	2.59%	3.22%
Reserve to nonperforming loans	62.70%	45.34%

^ Includes nonaccrual loans, loans 90 days past due and still accruing interest, troubled debt restructurings, and other real estate owned.